TEMPLE-INLAND INC.                               Drawer N
                                            Diboll, Texas 75941
                                               (409) 829-5511




April 23, 1999

As a participant in the Company sponsored 401(k) plan, you own shares of Temple-Inland Inc. common stock. You should have recently received the proxy notifying you of the annual shareholders meeting to be held on May 7, and asking you to return a signed proxy voting on proposals to be presented at the annual meeting.

As a shareholder of the Company, it is important that you vote and be represented at the meeting. If you have not done so, please vote your shares and return the signed proxy. We encourage you to vote in the manner recommended by the Temple-Inland Board of Directors FOR proposals 1, 2 and 3, and AGAINST proposal 4, a shareholder proposal from a representative of LENS recommending hiring an investment banker to explore various strategies, a number of which could lead to disposition of assets, restructuring the Company, or liquidation of a substantial portion of the Company.

If for some reason you have not received a proxy card or if you have misplaced the original mailed to you, please contact Mary
Cavanaugh at (409) 829-1306 for a replacement.

Thank you for your vote and support of Temple-Inland.


Clifford J. Grum,                       William B. Howes
Chairman, CEO                           Chairman, CEO
Temple-Inland Inc.                      Inland Paperboard and
                                        Packaging, Inc.


Kenneth M. Jastrow, II                  Harold C. Maxwell,
President and COO                       Chairman, CEO
Temple-Inland Inc.                      Temple-Inland Forest
                                        Products Corporation


                                        Kenneth R. Dubuque,
                                        President, CEO
                                        Temple-Inland Financial
                                        Services Inc.